Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2021 (except for Note 11(f), as to which the date is July 22, 2021) in the Registration Statement (Form S-1 No.333-257733) and related Prospectus of Icosavax, Inc. for the registration of 11,500,000 shares of its common stock.

/s/ Ernst & Young LLP

July 22, 2021

Seattle, Washington